EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated August 4, 2005, except for the restatement described in Note 2 included in the 2005 Form 10-K (Amendment No.  3) (not separately presented herein) to correct annual disclosures of earnings per share as described in Note 2 to which the date is December 15, 2005, relating to the consolidated financial statements of Terremark Worldwide, Inc., which appears in Terremark Worldwide, Inc.’s Annual Report on Form 10-K for the year ended March 31, 2006. We also consent to the reference to us under the heading “Experts” in this Registration Statement.

/s/  PricewaterhouseCoopers LLP

Miami, Florida
March 8, 2007